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                   Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                     (Unaudited - in millions, except ratios)


- - ----------------------------------------------------------------------------------------
Year ended December 31                              1993    1992    1991    1990    1989

Income (loss) from continuing operations
  before income tax expense (benefit)              $(330)   $753    $688   $  16    $578
Add:
  Interest costs                                     232     221     231     264     291
  Estimated interest included
    in rentals (1)                                    44      43      36      35      30
- - ----------------------------------------------------------------------------------------

Fixed charges as defined                             276     264     267     299     321
  Interest costs capitalized                         (10)    (10)     (9)     (5)     (7)
  Losses of less than majority owned
    affiliates, net of dividends                      27      34      32      22      15
- - ----------------------------------------------------------------------------------------

  Income (loss) as adjusted                         $(37) $1,041    $978    $332    $907
- - ----------------------------------------------------------------------------------------
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Ratio of earnings to fixed charges                 (0.13)   3.94    3.66    1.11    2.83
- - ----------------------------------------------------------------------------------------
- - ----------------------------------------------------------------------------------------

Six months ended June 30                                                            1994

Income before income taxes and
  cumulative effect of accounting changes                                           $363
Add:
  Interest  costs                                                                    124
  Estimated interest included in rentals (1)                                          22
- - ----------------------------------------------------------------------------------------

Fixed charges as defined                                                             146
  Interest costs capitalized                                                          (4)
  Losses of less than majority
    owned affiliates, net of dividends                                                 9
- - ----------------------------------------------------------------------------------------

  Income as adjusted                                                                $514
- - ----------------------------------------------------------------------------------------
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Ratio of earnings to fixed charges                                                  3.52
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- - ----------------------------------------------------------------------------------------


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(1)  Represents the estimated interest portion of rents.

(2)  Earnings were inadequate to cover fixed charges for the year-ended
     December 31, 1993, due to the provision for the restructuring program costs. The amount of the coverage deficiency is $313 million.